Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of December 18, 2006 (this "Amendment"), to the AGREEMENT AND PLAN OF MERGER, by and among VALASSIS COMMUNICATIONS, INC., a Delaware corporation ("Parent"), MICHIGAN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("Sub"), and ADVO, INC., a Delaware corporation (the "Company").

WHEREAS, Parent, Sub, and the Company are parties to that certain Agreement and Plan of Merger dated as of July 5, 2006 (as amended by this Amendment, the "Merger Agreement");

WHEREAS, pursuant to Section 7.03 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, the respective Boards of Directors of Parent, Sub, and the Company have approved and declared advisable this Amendment and the other transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Addition to Recitals

1. The following recital is hereby added as the first recital of the Merger Agreement:

"WHEREAS, this Agreement has been duly and validly amended by an amendment dated as of December 18, 2006, duly executed and delivered by the parties hereto (the "Amendment");".

Amendment to Merger Consideration

2. The first recital of the Merger Agreement (prior to this Amendment) is hereby amended to replace the phrase: "right to receive $37 in cash, without interest" with the following phrase: "right to receive $33 in cash plus, in the event the Closing does not occur on or before the later of (i) February 28, 2007 and (ii) the second business day after Shareholder Approval has been obtained, interest, to the extent permitted by applicable Law, at the rate per annum equal to the sum of (i) the Federal Reserve discount rate as reported from time to time in The Wall Street Journal plus (ii) five hundred (500) basis points, increasing by a further one hundred (100) basis points at the beginning of each month thereafter (commencing April 1, 2007) from February 28, 2007 until the Closing Date (such interest rate from time to time, the "Contract Rate")".

3. The first sentence of Section 2.01(c) of the Merger Agreement is hereby amended to replace the phrase: "the right to receive $37 in cash, without interest" with the following phrase: "the right to receive $33 in cash plus, in the event the Closing does not occur on or before the later of (i) February 28, 2007 and (ii) the second business day after Shareholder Approval has been obtained, interest, to the extent permitted by applicable Law, at the rate per annum equal to the Contract Rate from February 28, 2007 until the Closing Date".

Closing

    The first sentence of Section 1.02 of the Merger Agreement is hereby amended and restated to read as follows:

"The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the conditions set forth in Section 6.01, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that Parent may, subject to compliance with its obligations under Section 5.10 of the Merger Agreement, upon at least two business days' written notice to the Company, defer the closing to a date not later than March 31, 2007 if and to the extent necessary or desirable in order to obtain the financing necessary to consummate the transactions contemplated by this Agreement; it being understood and agreed that obtaining of such financing shall not be a condition to Parent's obligations under this Agreement.

Amendment to Disclosure Schedule

5. Section 4.01(a)(vii) of the Company Disclosure Schedule is hereby amended as provided in Annex I.

Amendment to Preparation of Proxy Statement; Shareholders' Meeting

6. The first sentence of Section 5.01(a) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

"As soon as reasonably practicable following the date of the Amendment, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement.

7. The first sentence of Section 5.01(b) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

"The Company shall as promptly as practicable following the date of the Amendment, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") solely for the purpose of obtaining the Shareholder Approval and such other matters as may be agreed to by the Company and the Parent, provided that such date may be extended to the extent necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law."

Addition to Covenants

8. The second sentence of Section 5.02 (Access to Information; Confidentiality) is hereby amended and restated to read as follows:

"Without limiting the foregoing, between the date hereof and the Effective Time, the Company shall (and shall cause its Affiliates to) fully cooperate with Parent in connection with Parent securing financing to consummate the Merger (including debt and/or equity financing), including, without limitation, cooperating with the Parent in obtaining appraisals of the assets of the Company and its Subsidiaries, sending notices to reflect the change of control, obtaining reasonable access to the Company's accountants and their work papers, making employees of the Company and its Subsidiaries reasonably available, providing all financial, internal control and intellectual technology (including Service Delivery Redesign) information relating to the Company and its Subsidiaries as may be requested by Parent or its lenders, and permitting Parent and its accountants full access to the Company and its Subsidiaries."

9. The following Section 5.10 is hereby added to the Merger Agreement:

"Section 5.10 Capital Resources. Parent shall use its reasonable best efforts to obtain as promptly as reasonably practicable all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Sub's obligations under the Merger Agreement. Prior to the Effective Time, Parent will have funds that are sufficient to consummate the transactions contemplated hereby and to pay all of Parent's fees and expenses related to the transactions contemplated by this Agreement. Parent will provide such funds to the Exchange Agent at or prior to the Effective Time."

Amendment to Conditions Precedent

10. Sections 6.02 and 6.03 of the Merger Agreement (and all references thereto) are hereby deleted in their entirety.

Amendment to Termination Rights

11. Section 7.01(b)(i) of the Merger Agreement is hereby amended to replace the phrase: "March 31, 2007" with the following phrase: "May 31, 2007".

12. Sections 7.01(c) and 7.01(d) of the Merger Agreement (and all references thereto) are hereby deleted in their entirety.

General Provisions

13. The first sentence of Section 8.01 of the Merger Agreement is hereby amended by deleting "Effective Time" and substituting therefor "the Amendment." Notwithstanding the foregoing, the representations and warranties in this Amendment shall survive the execution of this Amendment.

14. The "(a)" in the first sentence of Section 8.07 shall be hereby deleted. The second sentence of Section 8.07 is hereby amended by changing "(iii)" to "(iv)" and adding a new clause (iii): "(iii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent's or Sub's intentional misconduct, bad faith or fraud, which right is hereby acknowledged and agreed by Parent and Sub, and in the event of Parent's or Sub's failure to consummate the Merger prior to the later of (x) the second business day after the satisfaction of the conditions set forth in Section 6.01 and (y) March 31, 2007.

Authority to Enter into Amendment

15. The Company hereby represents and warrants to Parent and Sub that (a) it has all requisite corporate power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment by the Company and consummation by the Company of the transactions contemplated by this Amendment have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or the other transactions contemplated by this Amendment, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval, and (c) this Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

16. Parent hereby represents and warrants to the Company that (a) Parent and Sub have all requisite corporate power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment by Parent and Sub and consummation by Parent and Sub of the transactions contemplated by this Amendment have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Amendment or the other transactions contemplated by this Amendment, and (c) this Amendment has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

Mutual Releases

17. Parent and Sub, for themselves and their representatives, predecessors, successors and assigns (collectively, the "Parent Releasors"), do hereby fully, finally and forever release and discharge the Company, and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, consultants, parent corporations, subsidiaries, divisions, subdivisions, affiliates, administrators, predecessors, successors, heirs, executors and assigns, of and from any and all claims, actions, causes or rights of action, suits, debts, sums of money, liabilities, losses, covenants, contracts, agreements, promises, assertions, allegations, contentions, controversies and demands of any kind or nature whatsoever, whether at law or in equity, that the Parent Releasors now have, ever had or may have had, whether directly or in a representative or any other capacity, for, upon or by reason of any act, omission or other matter, cause or thing arising out of or relating to the negotiation, execution, delivery or performance of the Merger Agreement, the Amendment or the transactions contemplated thereby, from the beginning of the world to the date of execution of this Amendment, whether such matters, causes, or things, or the consequences thereof, are known or unknown, suspected or unsuspected, anticipated or unanticipated, hidden or concealed, disclosed or undisclosed, contingent or absolute, it being understood and agreed that nothing herein shall adversely affect the enforceability of the Merger Agreement as amended by the Amendment.

18. The Company, for itself and its representatives, predecessors, successors and assigns (collectively, the "Company Releasors"), does hereby fully, finally and forever release and discharge Parent and Sub, and each of their past, present and future directors, officers, employees, agents, representatives, attorneys, consultants, parent corporations, subsidiaries, divisions, subdivisions, affiliates, administrators, predecessors, successors, heirs, executors and assigns, of and from any and all claims, actions, causes or rights of action, suits, debts, sums of money, liabilities, losses, covenants, contracts, agreements, promises, assertions, allegations, contentions, controversies and demands of any kind or nature whatsoever, whether at law or in equity, that the Company Releasors now have, ever had or may have had, whether directly or in a representative or any other capacity, for, upon or by reason of any act, omission or other matter, cause or thing arising out of or relating to the negotiation, execution, delivery or performance of the Merger Agreement, the Amendment or the transactions contemplated thereby, from the beginning of the world to the date of execution of this Amendment, whether such matters, causes, or things, or the consequences thereof, are known or unknown, suspected or unsuspected, anticipated or unanticipated, hidden or concealed, disclosed or undisclosed, contingent or absolute, it being understood and agreed that nothing herein shall adversely affect the enforceability of the Merger Agreement as amended by the Amendment.

Dismissal of Litigation

As promptly as practicable after the execution of this Amendment, Parent, Sub and the Company shall enter into a stipulation and take all appropriate action to dismiss with prejudice the action entitled Valassis Communications, Inc. and Michigan Acquisition Corporation v. ADVO, Inc. in the Court of Chancery for the State of Delaware in and for New Castle County.

Miscellaneous

Sections 8.06, 8.08, 8.09, 8.10, 8.11 and 8.12 of the Merger Agreement are hereby incorporated by reference into this Amendment, except that the word "Agreement" each time it is used therein shall be replaced with the word "Amendment". References in the Merger Agreement to "this Agreement" shall be deemed to refer to the Merger Agreement as amended by this Amendment. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the parties thereto.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

VALASSIS COMMUNICATIONS, INC.

By: /s/ Barry P. Hoffman
Name: Barry P. Hoffman
Title: Secretary

MICHIGAN ACQUISITION CORPORATION

By: /s/ Steven M. Mitzel
Name: Steven M. Mitzel
Title: President

ADVO, INC.

By: /s/ S. Scott Harding
Name: S. Scott Harding
Title: Chief Executive Officer